NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S U.S. SALES RISE FOR THE 2ND STRAIGHT MONTH;
DOUBLE-DIGIT GAINS FOR NEW EXPEDITION, NAVIGATOR

•  Ford’s October U.S. sales totaled 215,985, up 8 percent compared with a year ago.
•  Car sales totaled 82,949, up 22 percent; truck sales totaled 133,036, up 1 percent.
•  Ford Fusion (up 143 percent), Mercury Milan (up 67 percent), Lincoln MKZ (up 90 percent), Ford Focus (up 27 percent) and the outgoing Ford
Taurus (up 73 percent) pace the car sales increase.
•  New Ford Expedition (up 41 percent) and Lincoln Navigator (up 44 percent) post double-digit gains in October.
•  Ford Escape surpasses 1 million sales milestone in October - and cements its position as the best-selling small utility since its introduction in late 2000.
•  Ford October inventories are 107,000 units lower than a year ago.

DEARBORN, Mich., Nov. 1 - Ford Motor Company’s dealers delivered 215,985 vehicles to U.S. customers in October, up 8 percent compared with a year ago. It is the second monthly sales increase for the company, which posted a 5-percent increase in September.

October car sales were up 22 percent as sales for the company’s new mid-size cars (Ford Fusion, Mercury Milan and Lincoln MKZ) were more than double a year ago. The Ford Focus and the outgoing Ford Taurus also posted sharply higher sales.

Truck sales were up 1 percent, led by gains for the new 2007-model Expedition and Navigator, which now are on sale in dealerships.

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Expedition sales were 8,553 (up 41 percent), and Navigator sales were 2,066 (up 44 percent).

Ford’s F-Series pickup also was up 3 percent, and the Ford Econoline full-size van was up 31 percent.

October sales for the Ford Escape (9,603) lifted the vehicle’s lifetime sales to more than 1 million. The Escape has been the best-selling small utility vehicle in the United States since it was introduced in late 2000. Cumulative sales now total 1,001,186.

U.S. Inventories Lower
At the end of October, Ford, Lincoln and Mercury inventories were estimated at 622,000 units. This level is 107,000 units lower than a year ago and 30,000 units lower than at the end of September. The company estimates three-quarters of the present inventory is new 2007 models.

“We are very serious about aligning inventories with demand,” said Al Giombetti, president, Ford and Lincoln Mercury sales and marketing. “Our dealers did an outstanding job with the 2006 model sell-down program, and we took a painful but necessary action to reduce fourth-quarter production.”

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